EXHIBIT 99.1

                                  For further information contact:
                                         Neal H. Sanders (603) 577-5992
                                  For release: May 2, 2003 at 9:00 a.m.

     ROBOTIC VISION SYSTEMS, INC. ANNOUNCES CHANGES TO FINANCIAL MANAGEMENT

NASHUA, NEW HAMPSHIRE -- Robotic Vision Systems, Inc. (RVSI) (NasdaqSC: ROBV) today said John Connolly, RVSI's Chief Financial Officer, has resigned to pursue other endeavors. Mr. Connolly had been RVSI's Chief Financial Officer since October 2001.

     Also, Jeffrey Lucas has joined the company and will help oversee many of the financial areas previously assigned to Mr. Connolly.

     "We are pleased to have Jeff on board," said RVSI Chairman and Chief Executive Officer Pat V. Costa. "He brings a wealth of experience in the financial management of technology companies, as well as in financial turn-around situations. Our mutual goal is for him to become RVSI's chief financial officer."

     Mr. Lucas, 43, was previously Chief Financial Officer and Senior Vice President of Finance at Micro Networks Corporation. Prior to that, he was an audit manager with PricewaterhouseCoopers LLC. Mr. Lucas is a Certified Public Accountant and a Chartered Financial Analyst and holds an MBA from Harvard Business School.

     "We wish John Connolly every success in his career," said Mr. Costa said. "We owe John a great deal for his hard work over the past year and a half. He helped us during a critical time in the company's history."

ABOUT RVSI
----------

Robotic Vision Systems, Inc. (RVSI) (NasdaqSC: ROBV) has the most comprehensive line of machine vision systems available today. Headquartered in Nashua, New Hampshire, with offices worldwide, RVSI is the world leader in vision-based semiconductor inspection and Data Matrix-based unit-level traceability. Using leading-edge technology, RVSI joins vision-enabled process equipment, high-performance optics, lighting, and advanced hardware and software to assure product quality, identify and track parts, control manufacturing processes, and ultimately enhance profits for companies worldwide. Serving the semiconductor, electronics, aerospace, automotive, pharmaceutical and packaging industries, RVSI holds approximately 100 patents in a broad range of technologies. For more information visit www.rvsi.com or call (800) 669-5234.

FORWARD LOOKING STATEMENT
-------------------------

Except for the historical information herein, certain matters discussed in this release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to: the historical cyclical nature of the semiconductor industry, risks in products and technology development, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, both here and abroad, timely development and release of new products, strategic suppliers and customers, the effect of the company's accounting policies and other risk factors detailed in the Company's most recent registration statement, annual report on Form 10-K and 10K/A, and other filings with the Securities and Exchange Commission.